ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC.

REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Addison, Texas, August 15, 2013; ULURU Inc. (OTCQB: ULUR) today announced its financial results for the second quarter ended June 30, 2013 and provided a review of its operating activities.

During the second quarter continued progress was made towards the expansion of commercialization of Altrazeal® in international markets:

¬	Orders were received from 4 new markets, and production was initiated for the following;

•	Czech Republic, Slovakia, Portugal and South Africa;

¬	Advanced discussions on the expansion of strategic relationships for major territories; and

¬	Initiated a controlled clinical study to demonstrate the cost effectiveness of Altrazeal®.

Commenting on the business activities, Kerry P. Gray, President and CEO, stated, "Our previous guidance for revenue growth and positive cash flow in the fourth quarter remains unchanged. Our international partnership activities have now been expanded to include Latin America and Asia. These activities will further accelerate our global growth. We remain focused on achieving our commercialization objectives for the upcoming 18 months of marketing Altrazeal® in 50 markets and we believe we are on track to achieve this objective. Activities have also commenced to further enhance the clinical package supporting Altrazeal® by undertaking additional controlled studies to demonstrate clinical benefit and cost advantage".

For the second quarter of 2013, the Company reported a net loss of $0.8 million, or $0.06 per share, compared with a net loss of $0.9 million, or $0.11 per share, for the same period last year.  For the six months ended June 30, 2013, the reported net loss was $1.5 million, or $0.12 per share, compared with a net loss of $1.7 million, or $0.21 per share, for the same period last year.

Commenting on the financial results Kerry P. Gray, President and CEO, stated, “Our revenues for the second quarter were lower than projected as orders for five international territories have been re-scheduled to occur in the third and fourth quarter of this year.  Production of initial orders are taking longer than projected due to the lead time for materials and the time it takes to receive approval of foreign language artwork for printed materials. For subsequent orders this will no longer be an issue. From an expense perspective, we continue to monitor our expenses very closely and all expenditures are targeted towards enhancing our commercial efforts.  Despite a significant increase in commercial activities, in particular production, we have continued to reduce our operating expenses in the first half of the year which are now $365,000 below prior year. We continue to believe that the Company is positioned to improve profitability on a quarter by quarter basis for the next 18 months.”

Operating Results

Revenues
Revenues for the second quarter of 2013 were $29,000, as compared to $56,000 for the second quarter of 2012.  The decrease of $27,000 in revenues is primarily attributable a decrease of $17,000 in royalties related to the domestic sale of Aphthasol®.  For the six months ended June 30, 2013 revenue is marginally higher than the same period in 2012, reflecting a $44,000 increase in Altrazeal® sales partially offset by a reduction of $33,000 in Aphthasol® royalties.

Research and Development
Research and development expenses for the second quarter of 2013 were $211,000, including $5,000 in share-based compensation, as compared to $171,000 for the second quarter 2012, which included $2,000 in share-based compensation.  The increase of $40,000 in research and development expenses was primarily due to an increase of $78,000 in direct research costs related to Altrazeal®.  These expense increases were partially offset by a decrease of $45,000 in scientific compensation principally due to a lower head count.

Research and development expenses were $376,000 for the six months ended June 30, 2013, including $6,000 in share-based compensation, compared to $364,000 for the six months ended June 30, 2012, which included $9,000 in share-based compensation.  The increase of $12,000 in research and development expenses was primarily due to an increase of $138,000 in direct research costs related to Altrazeal®.  This expense increase was partially offset by a decrease of $106,000 in scientific compensation related to share-based compensation and a lower head count, and a decrease of $20,000 in clinical study costs.

Selling, General and Administrative
Selling, general and administrative expenses for the second quarter of 2013 were $352,000, including $17,000 in share-based compensation, as compared to $514,000, which included $4,000 in share-based compensation, for the second quarter of 2012.  The decrease of approximately $162,000 in selling, general and administrative expenses was primarily due to a decrease of $103,000 in sales & marketing costs due to a revised sales and marketing plan and a lower head count, a decrease of $67,000 in investor relations consulting and a decrease of $21,000 in insurance costs.  These expense decreases were partially offset by an increase of $21,000 in bad debt costs and an increase of $11,000 in director fees.

Selling, general and administrative expenses were $612,000 for the six months ended June 30, 2013, including $25,000 in share-based compensation, compared to $990,000 for the six months ended June 30, 2012, which included $21,000 in share-based compensation.  The decrease of $378,000 in selling, general and administrative expenses was primarily due to a decrease of $214,000 in sales & marketing costs due to a revised sales and marketing plan and a lower head count, a decrease of $88,000 in investor relations consulting and a decrease of $42,000 in insurance costs.

Other income and Other expenses
Interest expense for the second quarter of 2013 was $128,000 as compared to $31,000 for the second quarter of 2012.  The increase of approximately $97,000 is primarily attributable to costs associated with our convertible debt.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit our website at www.altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to future financial performance of ULURU Inc. (the "Company"), the advancement of licensing discussions for additional markets, the anticipated launch of Altrazeal® in various markets and countries, the demonstration of clinical benefits and cost benefits of Altrazeal®,  the completion of strategic alliances, the anticipated escalation of revenues, positive cash flows, and improved profitability in 2013, and the acceptance of Altrazeal® by medical practitioners.  When used in this press release, the words “believe,” "expect" and "anticipate" and similar expressions may be indicative of forward-looking statements including without limitation statements relating to the regulatory results for our products.  These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.   These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by us with the Securities and Exchange Commission.

ULURU Inc.
SUMMARY OF RESULTS

STATEMENTS OF OPERATIONS DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
License fees	$11,274	$9,804	$22,427	$17,763
Royalty income	---	17,101	---	33,285
Product sales, net	17,610	29,306	108,501	65,168
Total Revenues	28,884	56,211	130,928	116,216

Costs and Expenses
Cost of goods sold	3,102	5,595	43,991	22,329
Research and development	211,183	171,252	376,468	364,211
Selling, general and administrative	351,726	513,769	612,416	990,069
Amortization of intangible assets	118,461	118,461	235,622	236,924
Depreciation	60,460	75,212	125,848	150,473
Total Costs and Expenses	744,932	884,289	1,394,345	1,764,006
Operating (Loss)	(716,048)	(828,078)	(1,263,417)	(1,647,790)

Other Income (Expense)
Interest and miscellaneous income	18,011	1,371	40,476	3,025
Interest expense	(128,375)	(31,439)	(260,061)	(56,790)
Equity in earnings (loss) of unconsolidated subsidiary	---	---	---	---
Gain on sale of equipment	3,627	---	3,627	---
(Loss) Before Income Taxes	(822,785)	(858,146)	(1,479,375)	(1,701,555)

Income taxes	---	---	---	---
Net (Loss)	$(822,785)	$(858,146)	$(1,479,375)	$(1,701,555)

Less preferred stock dividends	(12,154)	(12,154)	(24,175)	(22,880)
Net (Loss) Allocable to Common Stockholders	$(834,939)	$(870,300)	$(1,503,550)	$(1,724,435)

Basic and diluted net (loss) per common share	$(0.06)	$(0.11)	$(0.12)	$(0.21)

Weighted average number of common shares outstanding	13,670,628	8,086,398	12,669,437	8,024,409

ULURU Inc.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)

Cash and cash equivalents	$84,361	$21,549
Current assets	1,079,765	1,115,982
Property and equipment, net	718,377	845,535
Other assets	4,592,745	5,366,600
Total assets	6,390,887	7,328,117

Current liabilities	3,390,835	3,889,734
Long term liabilities – convertible notes payable	341,006	751,543
Long term liabilities – deferred revenue	813,126	835,553
Total liabilities	4,544,967	5,476,830
Total stockholders’ equity	1,845,920	1,851,287